UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MANHATTAN ASSOCIATES, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

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MANHATTAN ASSOCIATES, INC.

2300 Windy Ridge Parkway, Tenth Floor

Atlanta, Georgia 30339

(770) 955-7070

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 15, 2014

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Shareholders of Manhattan Associates, Inc. (the “Company”) will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339, at 9:00 a.m., Atlanta, Georgia time, on Thursday, May 15, 2014 (the “Annual Meeting”), to consider and act upon:

1.	the election of two Class I Directors to the Company’s Board of Directors;

2.	a non-binding resolution to approve the compensation of the Company’s named executive officers;

3.	a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

4.	a proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 200,000,000 shares; and

5.	such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 28, 2014, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Bruce S. Richards

Senior Vice President, Chief Legal Officer and Secretary

April 11, 2014

Atlanta, Georgia

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SUBMIT YOUR VOTE THROUGH THE INTERNET OR BY TELEPHONE, OR MARK, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IF YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 15, 2014:

The proxy statement and annual report to shareholders are available at http://www.manh.com/proxy14

MANHATTAN ASSOCIATES, INC.

2300 WINDY RIDGE PARKWAY, TENTH FLOOR

ATLANTA, GEORGIA 30339

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 15, 2014

INFORMATION CONCERNING SOLICITATION AND VOTING

Shareholders Meeting

This Proxy Statement and the enclosed proxy card (“Proxy”) are furnished on behalf of the Board of Directors of Manhattan Associates, Inc., a Georgia corporation (the “Company,” “our” or “we”), to solicit proxies for use at the Annual Meeting of Shareholders to be held on Thursday, May 15, 2014, at 9:00 a.m., Atlanta, Georgia time (the “Annual Meeting”), or at any adjournment or postponement of the meeting, for the purposes set forth in this statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339. The Company intends to mail this Proxy Statement and the accompanying Proxy on or about April 11, 2014, to all shareholders entitled to vote at the Annual Meeting.

Shareholders Entitled to Vote; Quorum

On December 19, 2013, the Board of Directors approved a four-for-one stock split of the Company’s $.01 par value per share common stock (the “Common Stock”), effected in the form of a stock dividend. All references made to share or per share amounts have been restated to reflect the effect of this four-for-one stock split for all periods presented.

Only holders of record of the Common Stock at the close of business on March 28, 2014 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 75,831,212 shares of Common Stock. Each holder of record of Common Stock on that date will be entitled to one vote for each share held on all matters to be voted on at the Annual Meeting. Any shareholder who signs and returns a Proxy has the power to revoke it at any time before it is voted at the Annual Meeting by providing written notice of revocation to the Secretary of the Company, by filing with the Secretary of the Company a Proxy bearing a later date, or by voting through the Internet or by telephone or in person at the Annual Meeting.

The holders of a majority of the total shares of Common Stock outstanding on the Record Date, whether present at the Annual Meeting in person, voting through the Internet or telephone, or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” both will be counted toward fulfillment of quorum requirements. Broker non-votes occur on a matter up for vote when a broker, bank, or other custodian or nominee is not permitted to vote on that particular matter without instructions from the beneficial owners of the shares, the owner does not give those instructions, and the broker or other nominee indicates on its Proxy, or otherwise notifies us, that it does not have authority to vote its shares on that matter. Whether a broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules.

Counting of Votes

The purpose of the Annual Meeting is to consider and act upon the matters that are listed in the accompanying Notice of Annual Meeting and set forth in this Proxy Statement. The enclosed Proxy and other voting methods described in the Proxy provide a means for a shareholder to vote upon each of the matters listed in the accompanying Notice of Annual Meeting and described in the Proxy Statement, including a means for a shareholder to vote for the nominees for Director listed in the Notice or to withhold authority to vote for those nominees. The Company’s Bylaws provide that Directors are elected by a plurality of the votes cast; i.e., the nominees who receive the most votes for the available Director positions will be elected as Directors.

The accompanying Proxy and other voting methods described in the Proxy also provide a means for a shareholder to vote for or against, or abstain from voting on, the other matters to be acted on at the Annual Meeting. Shares represented by each Proxy will be voted in accordance with the shareholder’s directions. Assuming a quorum is present, approval of the non-binding resolution to approve the compensation of the Company’s named executive officers, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and approval of any other matters as may properly come before the meeting, requires that the votes cast in favor of each matter exceed the votes cast against that matter. Neither abstentions nor broker non-votes are considered “votes cast,” and therefore neither will have an effect on the results of the vote with respect to the election of two Class I Directors to the Company’s Board of Directors, approval of the non-binding resolution to approve the executive compensation of the Company’s executive officers, and ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock will be necessary to approve the proposed amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 200,000,000. Abstentions and broker non-votes have the effect of negative votes with respect to the proposed amendment to the Company’s Articles of Incorporation.

Proxies

When the enclosed Proxy is properly signed and returned, or submitted via Internet or telephone as described on the Proxy, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted on it. In the absence of instructions, the shares represented by a signed Proxy will be voted in favor of the nominees for election to the Board of Directors, the non-binding resolution to approve the compensation of the Company’s named executive officers, ratification of the appointment of our independent registered public accounting firm, and the proposed amendment to the Articles of Incorporation to increase the authorized number of shares of Common Stock.

Proxy Solicitation Costs

The Company will bear the entire cost of soliciting proxies to be voted at the Annual Meeting, including the preparation, printing, and mailing of proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by certain Directors, officers, and other employees of the Company by personal interview, telephone, email, or facsimile. No additional compensation will be paid to those persons for that solicitation. We have engaged The Proxy Advisory Group, LLC®, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $19,000 in the aggregate. The Company will reimburse brokers, banks, and other nominees for their reasonable out-of-pocket expenses for forwarding the proxy materials to their customers who are beneficial owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percent of shares of Common Stock that, as of March 3, 2014, unless a different date is noted below, are deemed under the rules of the Securities and Exchange Commission (the “SEC” or “Commission”) to be “beneficially owned” by (i) each member of the Board of Directors of the Company and each nominee to become a member of the Board of Directors, (ii) the Chief Executive Officer, the Chief Financial Officer, and the other executive officers identified as the “named executive officers” in the Summary Compensation Table appearing in this Proxy Statement, (iii) all Directors and executive officers of the Company as a group, and (iv) any person or “group” (as that term is used in the Securities Act of 1934, as amended) known to the Company as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock.

	Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class
Eddie Capel	44,870	*
Brian J. Cassidy (2)	252,160	*
John J. Huntz, Jr.	72,748	*
Dan J. Lautenbach	67,208	*
Thomas E. Noonan	100,996	*
Deepak Raghavan	14,156	*
Bruce S. Richards	30,021	*
Peter F. Sinisgalli	28,280	*
Dennis B. Story	16,379	*
Robert G. Howell	6,653	*
Steven P. Smith	14,174	*
Jeffrey S. Mitchell (3)	0	*
BlackRock, Inc. (4)	8,416,860	11.06%
Brown Capital Management, Inc. (5)	7,313,756	9.61%
The Vanguard Group, Inc. (6)	6,028,864	7.92%
Invesco Ltd. (7)	4,421,328	5.81%
All executive officers and Directors as a group (12 persons) (2)	647,645	0.85%

*	Less than 1% of the outstanding Common Stock.
(1)	The numbers presented in the table and accompanying footnotes reflect the 4-for-1 stock split of the Company’s Common Stock, effected in the form of a stock dividend, distributed on January 10, 2014. For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding include (i) 76,097,383 shares outstanding as of March 3, 2014, (ii) shares issuable by the Company pursuant to options held by the respective person or group that may be exercised within 60 days following March 3, 2014 (“Presently Exercisable Options”), and (iii) restricted stock units granted by the Company, which units convert to Company Common Stock upon vesting, held by the respective person or group that may be vested within 60 days following March 3, 2014 (“Current RSUs”). Presently Exercisable Options and Current RSUs are considered to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise noted, the address for each beneficial owner is the Company’s corporate headquarters located at 2300 Windy Ridge Parkway, Tenth Floor, Atlanta, Georgia 30339.
(2)	Includes 140,000 shares issuable pursuant to Presently Exercisable Options and 11,164 current RSUs.
(3)	Mr. Mitchell resigned in April 2013.
(4)	Based on a Schedule 13G/A filed with the Commission on January 10, 2014 by BlackRock, Inc. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of the Company. No one person’s interest in the Common Stock of the Company is more than five percent of the total outstanding common shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(5)	Based on a Schedule 13G/A filed with the Commission on February 13, 2014 by Brown Capital Management, LLC. Includes 3,767,760 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC. All of the shares of Common Stock are owned by various investment advisory clients of Brown Capital Management, LLC, which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, due to its discretionary power to make investment decisions over such shares for its clients and/or its ability to vote such shares. In all cases, persons other than Brown Capital Management, LLC have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from, the sale of the shares. No individual client holds more than five percent of the class, other than the Brown Capital Management Small Company Fund as disclosed herein. The address of Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, MD 21202.
(6)	Based on a Schedule 13G/A filed with the Commission on February 11, 2014 by The Vanguard Group, Inc. pursuant to Rule 13d-1. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 104,192 shares of the Common Stock of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 5,200 shares of the Common Stock of the Company as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(7)	Based on a Schedule 13G filed with the Commission on February 6, 2014 by Invesco Ltd. (“Invesco”). Invesco Advisers Inc., Invesco PowerShares Capital Management, and Invesco Global Asset Management Limited are subsidiaries and investment advisers of Invesco and hold shares of Common Stock of the Company. The address of Invesco is 1555 Peachtree Street NE, Atlanta, GA 30309.

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Introduction

At the Annual Meeting, two Directors are to be elected for the term described below. The Board of Directors is divided into three classes. The term of each Director is three years, and the terms of the Directors in each of the respective classes are staggered vis-à-vis the terms of the Directors in the other two classes. The Board is currently comprised of two Class I Directors (Messrs. Cassidy and Capel), two Class II Directors (Messrs. Raghavan and Sinisgalli), and three Class III Directors (Messrs. Huntz, Lautenbach, and Noonan). At each Annual Meeting of Shareholders, a class of Directors will be elected for a three year term to succeed the Directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors, and Class III Directors will expire upon the election and qualification of successor Directors at the 2017, 2015, and 2016 Annual Meeting of Shareholders, respectively. There are no family relationships among any of the Directors or Director nominees of the Company.

Shares represented by executed Proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If the nominees are unavailable for election as a result of an unexpected occurrence, those shares will be voted for the election of such substitute nominees as the Board of Directors may select. The people nominated for election have agreed to serve if elected, and management has no reason to believe that those nominees will be unable to serve.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NAMED NOMINEES.

Nominees

Nominees to Serve as Class I Director (Term Expires in 2017)

Brian J. Cassidy, age 68, has served as a member of our Board of Directors since May 1998. Mr. Cassidy was the co-founder of Webforia Inc., a developer and supplier of computer software applications, and served as Webforia’s Vice Chairman from April 1996 until February 2003. Prior to forming Webforia, Mr. Cassidy served as Vice President of Business Development of Saros Corporation, a developer of document management software, from January 1993 until March 1996. Prior to joining Saros Corporation, Mr. Cassidy was employed by Oracle Corporation as Joint Management Director of European Operations and served as a member of the Executive Management Board from 1983 until 1988 and as Worldwide Vice President of Business Development from 1988 until 1990.

Mr. Cassidy has over 30 years of experience in the software industry, much of it with business software companies. His experience includes organizations of different sizes, and he has served in co-founder, executive management, and development roles. Mr. Cassidy has also invested in, and assisted in the initial phase of, a number of software companies. We believe Mr. Cassidy’s extensive industry knowledge and different industry perspectives—whether as an entrepreneur with a new “start-up” organization or as a senior executive with a large, mature one—are beneficial for the Board.

Eddie Capel, age 52, has served as our President and Chief Executive Officer since January 1, 2013. Prior to that, beginning in July 2012, Mr. Capel had begun serving as our President and Chief Operating Officer. Also in July 2012, the Board of Directors elected Mr. Capel to the Board of Directors as a Class I director. Mr. Capel served as Executive Vice President and Chief Operating Officer since January 12, 2011. Previously, Mr. Capel served as our Executive Vice President—Global Operations from January 2009 to January 2011. In this capacity, Mr. Capel was responsible for the Company’s global product management, research and development, and customer support functions. From January 2008 through January 2009, Mr. Capel served as our Executive Vice President—Global Product Management and Customer Services. From January 2005 to January 2007, Mr. Capel served as our Senior Vice President—Global Product Management and Global Customer Services and from January 2004 through January 2005 as our Senior Vice President Product Management. Prior to January 2004, he held various other positions with the Company. Prior to joining Manhattan Associates in June 2000, Mr. Capel held various positions at Real Time Solutions, including chief operations officer and vice president, operations. He also served as director, operations, with Unarco Automation, an industrial automation/robotics systems integrator. Prior to joining Unarco, Mr. Capel worked as a project manager and system designer for ABB Robotics in the United Kingdom.

As our President and Chief Executive Officer, Mr. Capel provides essential insight and guidance to our Board of Directors from an insider perspective of the day-to-day operations of the Company. In addition, Mr. Capel brings many years of experience in the software industry to our Board of Directors.

Continuing Directors

The members of the Board of Directors continuing in office as a Class II Directors, elected to serve until the 2015 Annual Meeting, are as follows:

Deepak Raghavan, age 47, has served as a member of our Board of Directors since May 1998. Dr. Raghavan served as our Senior Vice President—Product Strategy from January 2001 until June 2002, as Senior Vice President and Chief Technology Officer from August 1998 until January 2001, and as Chief Technology Officer from our inception in October 1990 until August 1998. From 1987 until 1990, Dr. Raghavan served as a Senior Software Engineer for Infosys Technologies Limited, a software development company, where he specialized in the design and implementation of information systems for the apparel manufacturing industry. Dr. Raghavan earned a Ph. D. degree in Astronomy from Georgia State University in 2009 and is currently an adjunct faculty member at Georgia State University.

Dr. Raghavan has been an officer of the Company or member of our Board of Directors since its inception and during that time has helped guide the Company through its transformation from a small private software and services company to a growing public company. With over 20 years of experience at the Company, Dr. Raghavan brings deep institutional knowledge and perspective to our Board of Directors regarding our strengths, challenges, and opportunities, as well as long experience with our industry.

Peter F. Sinisgalli, age 58, has served as a member of our Board of Directors since July 2004. Mr. Sinisgalli served as our President from July 2004 until July 2012, and as our Chief Executive Officer from July 2004 to December 31, 2012. Mr. Sinisgalli joined the Company in March 2004 as President and Chief Operating Officer, and assumed the role of Chief Executive Officer in July 2004. From April 2003 until February 2004, Mr. Sinisgalli served as President and Chief Executive Officer of NewRoads, Inc., a provider of outsourced solutions for fulfillment and customer care to companies engaged in one-to-one direct commerce. From November 1996 until January 2003, Mr. Sinisgalli served as President and Chief Operating Officer of CheckFree Corporation. In 2013, Mr. Sinisgalli joined the Board of Directors of Agilysys, Inc., a software development company serving the hospitality industry. Mr. Sinisgalli also served on the Board of Directors of Witness Systems, Inc., from July 2000 to May 2007.

Mr. Sinisgalli was an executive officer of the Company for over eight years, and has been a member of our Board of Directors since 2004. Mr. Sinisgalli has been an outstanding leader with a proven track record, and he provides essential insight and guidance to our Board of Directors. In addition, Mr. Sinisgalli’s experience in senior management positions at various other companies brings beneficial leadership and operational experience to our Board of Directors.

The members of the Board of Directors continuing in office as Class III directors, elected to serve until the 2016 Annual Meeting, are as follows:

John J. Huntz, Jr., age 63, has served as Chairman of our Board of Directors since April 2003 and has served as a member of our Board of Directors since January 1999. Also, since September 2013, Mr. Huntz has served as a consultant to Arcapita, Inc., an international investment firm. Prior to that, since September 2005, Mr. Huntz had served as Executive Director, Venture Capital Investments and President, of Arcapita. Mr. Huntz has more than 30 years of private equity, venture capital, and operational experience. Prior to joining Arcapita, Mr. Huntz worked from March 1994 through 2005 at the Fuqua companies, most recently as Managing Director of Fuqua Ventures. Mr. Huntz also served as Executive Vice President and Chief Operating Officer of Fuqua Enterprises, Inc., a public company. Mr. Huntz’ prior experience includes, from September 1989 to January 1994, serving as Managing Partner of Noble Ventures International, a private equity firm. From 1984 to 1989, Mr. Huntz provided financial and investment management as Director of Capital Resources for Arthur Young & Company, and from 1979 until 1984, he was an investment professional at Harrison Capital, a private equity investment subsidiary of Texaco. Mr. Huntz has served as a member of the Board of Directors of the National Venture Capital Association and the Securities and Exchange Commission’s Small Business Capital Formation Task Force Executive Committee, and founded and leads the Southern Capital Forum. Mr. Huntz serves as the Chairman of the Board of CardioMEMS, Inc. In addition, he is an Advisory Board member of the Metro Atlanta Chamber of Commerce, a Board member and past Chairman of the Georgia Logistics Innovation Council, a member of the Advisory Board of Imperial Innovations (Imperial College – London), and a member of the Board of Georgia Advanced Technology Ventures (Georgia Tech). He also is on the Board of the American Heart Association, is a Lifetime Trustee and past Chairman of the Atlanta Botanical Garden, and is past President of the Atlanta Chapter of the Association for Corporate Growth.

Mr. Huntz has over 30 years of both private and public company operating and leadership experience, and has served on numerous boards. In addition, he has extensive financial industry experience through his private equity and venture capital work. We believe Mr. Huntz’s extensive experience, his operational, leadership and finance expertise, and his business and community prominence make him well suited to be our Chairman. His financial expertise in particular also qualifies him eminently to chair our Audit Committee, and the Board has determined he is an “audit committee financial expert” as defined in SEC rules.

Dan J. Lautenbach, age 68, has served as a member of our Board of Directors since October 2007. He served as Chairman of Witness Systems, Inc., a provider of workforce optimization software and services, from December 2006, and as a director of that company from 2002, until it was acquired in May 2007. Since December 2001, Mr. Lautenbach has served as Chairman of DJL Consulting, a sales consulting organization. From May 2002 until March 2003, he served as the Executive Vice President, Worldwide Field Operations, for Centive Systems, Inc, an enterprise software incentive management system provider. From April 2001 to December 2001, he served as Senior Vice President of Global Sales and Operations for Vignette Corporation, a provider of content management software and services. Mr. Lautenbach was Vice President of Worldwide Software Sales for IBM and was General Manager for Software, Europe, Middle East, and Africa, from 1997 to 2001, and prior to that held various management positions with IBM.

Mr. Lautenbach has a history of demonstrated leadership in the software industry, including as Chairman of the Board of a public software company and as an executive or other officer of other software companies of differing sizes, including business software companies. Within the industry, his experience ranges across executive management, sales and consulting roles, bringing valuable perspectives to the Board.

Thomas E. Noonan, age 53, has served as a member of our Board of Directors since January 1999. Since July 2013, Mr. Noonan has served as General Manager for the EnergyWise product group at Cisco Systems, which acquired Mr. Noonan’s previous company, JouleX, in July 2013. Since 2010, Mr. Noonan had served as the President and Chief Executive Officer of JouleX, a leading innovator in network based enterprise energy management. From November 2006 until February 2008, Mr. Noonan served as the General Manager of IBM Internet Security Systems, a division of IBM providing information technology system security products and services. Mr. Noonan served as the President and member of the Board of Directors of Internet Security Systems, Inc., since May 1995, and as its Chief Executive Officer and Chairman from November 1996 until its acquisition by IBM in November 2006. Prior to joining Internet Security Systems, Mr. Noonan served as Vice President, Sales and Marketing with TSI International, Inc., an electronic commerce company, from October 1994 until April 1995. From November 1989 until October 1994, Mr. Noonan held high-level sales and marketing positions at Dun & Bradstreet Software, a developer of enterprise business software.

Mr. Noonan brings to the Company many years of experience in senior management in the software industry, including as co-founder, Chairman, President, and Chief Executive Officer of a public software company. We believe his entrepreneurial, executive management, and software industry experience is an indispensable resource to the Board. His past role as a Chairman, President, and Chief Executive Officer of a public software company also qualifies him well to chair our Compensation Committee, as we believe it gives him insight into the compensation dynamics of companies like Manhattan Associates. The Board has determined he is an “audit committee financial expert.”

Board Independence and Meetings

The Board of Directors currently consists of seven members, all of whom, with the exception of Mr. Capel, our President and Chief Executive Officer, and Mr. Sinisgalli, our former President and Chief Executive Officer, have been determined by the Board of Directors to be “independent” as that term is defined under the corporate governance rules of The Nasdaq Stock Market. In compliance with Nasdaq corporate governance rules, the independent Directors of the Company conduct regularly scheduled meetings without the presence of non-independent Directors or management. The Board’s standing independent committees also regularly meet without management present. During the fiscal year ended December 31, 2013, the Board of Directors held eight meetings. All of the incumbent Directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of Committees of the Board of Directors on which they served that occurred during the portion of fiscal year 2013 during which each served as a Director. Our Directors are invited to the Annual Meeting of Shareholders, and two Directors attended our 2013 Annual Meeting.

Director Compensation

During 2013, the non-employee Chairman of the Board of Directors received an annual retainer of $150,000, payable in monthly installments on the first business day of each month. The other non-employee members of the Board of Directors received an annual retainer of $50,000 payable in quarterly installments on the first business day of each quarter. In addition to the foregoing retainers, the Chairman of each of the Audit Committee and the Compensation Committee received an annual retainer of $20,000, and the Chairman of the Nomination and Governance Committee received an annual retainer of $10,000. Each member of a Committee who is not the Committee Chairman received an additional retainer for service on that Committee, with those retainers being $10,000, $7,500, and $5,000 for the Audit, Compensation, and Nomination and Governance Committees, respectively. On the date of the Company’s 2013 Annual Meeting, each non-employee Director was awarded 9,364 restricted stock units (“RSUs”) on a post-split adjusted basis, which vest on the earlier of the first anniversary of the date of grant or the next Annual Meeting of Shareholders of the Company, provided that the Director remains in continuous service on the Board through such date. Upon vesting, each unit will be settled with one share of Common Stock.

On March 28, 2013, the Board of Directors, upon the recommendation of the Compensation Committee, approved a grant of RSUs with a value of $206,550, based on the closing price of the Company’s Common Stock on the date immediately prior to the grant, to Mr. Brian J. Cassidy, an independent member of the Board of Directors for nearly 15 years. These RSUs were granted in lieu of gain of equal value Mr. Cassidy would have experienced upon the exercise of certain of his vested, in-the-money stock options that expired unexercised due to the director’s administrative error. These RSUs vest on the first anniversary of the grant date.

The following table sets forth, for the year ended December 31, 2013, the total compensation earned for our non-employee members of the Board of Directors.

Director Compensation
		Stock Awards (2)
	Fees Earned or	(Post-Split
Name (1)	Paid In Cash	Adjusted)	Total
John J. Huntz, Jr.	$182,500	$171,478	$353,978
Thomas E. Noonan	80,000	171,478	251,478
Brian J. Cassidy	62,500	378,822	441,322
Deepak Raghavan	60,000	171,478	231,478
Dan L. Lautenbach	60,000	171,478	231,478
Peter F. Sinisgalli	50,000	171,478	221,478

(1)	Amounts paid to Mr. Capel, our employee Director during 2013, are reflected in the Summary Compensation Table below.
(2)	This column represents the aggregate grant date fair value for restricted stock units granted in 2013 in accordance with the stock compensation topic in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (the “Codification”). These award fair values have been determined based on the closing price of the Company’s stock on the date of grant.

The following table summarizes the equity awards we have made to our Board of Directors that are outstanding as of December 31, 2013.

Non-Management Director Outstanding Stock Awards as of December 31, 2013
	Number of Shares of	Number of Shares Underlying
	Unvested Restricted Stock	Unexercised Stock Options
Name	Units (Post-Split Adjusted)	(Post-Split Adjusted)
John J. Huntz, Jr.	9,364	—
Thomas E. Noonan	9,364	—
Brian J. Cassidy	20,528	170,000
Deepak Raghavan	9,364	—
Dan L. Lautenbach	9,364	—
Peter F. Sinisgalli	9,364	—

Board Committees

The Board of Directors has established three permanent committees that have certain responsibilities for our governance and management. They include the Audit Committee, Compensation Committee, and Nomination and Governance Committee. The Board has adopted charters for the Audit Committee, Compensation Committee, and Nomination and Governance Committee, which can be found in the Investor Relations section of our web site at www.manh.com.

Audit Committee. During 2013, the Audit Committee consisted of Messrs. Huntz, Lautenbach, and Noonan. Mr. Huntz serves as Chairman of the Audit Committee. The Board of Directors has determined that each member of the Audit Committee meets the independence and experience requirements applicable to members of the Audit Committee of a Nasdaq-traded company, as well as the Audit Committee independence standards established by the SEC. Further, the Board has determined that Messrs. Huntz and Noonan are “audit committee financial experts,” as defined by the rules of the SEC. Among other responsibilities, the Audit Committee recommends to the Board the selection and discharge of our independent registered public accounting firm, reviews the scope of the audit to be conducted by them, as well as the results of their audit, and reviews our internal controls and financial statements. The Audit Committee also reviews and discusses with management and our independent registered public accounting firm major financial risk exposure and steps management has taken to monitor and control such exposure. During the fiscal year ended December 31, 2013, the Audit Committee met four times.

Compensation Committee. During 2013, the Compensation Committee consisted of Messrs. Noonan, Cassidy, and Huntz. Mr. Noonan serves as Chairman of the Compensation Committee. The Board of Directors has determined that all members of the Compensation Committee meet the independence requirements of the Nasdaq corporate governance rules. The Compensation Committee approves the compensation of all of our executive officers, including the Chief Executive Officer, reviews compensation plans of all Directors, officers, and other key executives, and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers our equity incentive programs and establishes the terms and conditions of all stock, stock options, and stock units granted under these plans. During the fiscal year ended December 31, 2013, the Compensation Committee met five times.

Nomination and Governance Committee. During 2013, the Nomination and Governance Committee (the “Nomination Committee”) consisted of Messrs. Raghavan, Cassidy, and Huntz. Mr. Raghavan serves as Chairman of the Nomination Committee. The Board of Directors has determined that all members of the Nomination Committee meet the independence requirements of the Nasdaq corporate governance rules. The Nomination Committee is appointed by the Board of Directors to identify and assist in recruiting outstanding individuals who qualify to serve as Board members and to recommend to the Board a slate of Director nominees for election by our shareholders at each annual meeting of our shareholders in accordance with our Articles of Incorporation, Bylaws, and Georgia law; to recommend Directors for appointment to each Board Committee; and to review the performance of the Board and its Committees and make appropriate recommendations. During the fiscal year ended December 31, 2013, the Nomination Committee met four times.

In accordance with the provisions of our Bylaws, shareholders may directly nominate prospective Director candidates by delivering to our Corporate Secretary certain information about the nominee not less than 60 days prior to the meeting as originally scheduled, or if less than 70 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made, delivery of notice to the Company not later than the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of that meeting is made. The Nomination Committee has not adopted a formal policy with regard to consideration of any Director candidate nominated by shareholders for inclusion in the Board’s slate. The Nomination Committee believes that such a policy is not necessary or appropriate because of the shareholders’ ability to directly nominate Director candidates for the Board.

In identifying qualified individuals to become members of the Board of Directors, the Nomination Committee selects candidates whose attributes it believes would be most beneficial to the Company. The Nomination Committee evaluates each individual’s experience, integrity, competence, diversity (including occupational, geographic, and age diversity), skills, and dedication in the context of the needs of the Board of Directors. The Committee generally identifies Director nominees through the personal, business, and organizational contacts of existing Directors and management. However, the Committee may use a variety of sources to identify Director nominees, including third-party search firms, counsel, advisors, and shareholder recommendations. The composition of the current Board of Directors reflects diversity in business and professional experience and skills.

Board Leadership Structure

Our Bylaws allow, but do not require, our Board of Directors to appoint an officer or a non-executive to the position of Chairman of our Board of Directors. Our Board of Directors has chosen to separate the positions of Chairman of the Board and Chief Executive Officer. Currently, John J. Huntz, Jr., a non-employee independent Director, serves as Chairman of the Board and Eddie Capel serves as our President and Chief Executive Officer. We believe separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our Board’s oversight responsibilities continue to grow. Although we do not have a policy mandating the separation of the roles of Chairman and Chief Executive Officer, our Board of Directors believes that having separate positions and having an independent outside Director serve as Chairman currently is the appropriate leadership structure for Manhattan Associates.

Code of Ethics

Our Board of Directors has adopted a Global Ethics and Compliance Code that is applicable to all members of our Board of Directors, our executive officers, and our employees. We have posted the Code in the Investor Relations section of our web site at www.manh.com. If, in the future, we amend, modify, or waive a provision in the Code, we may, rather than file a Form 8-K, satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting such information on our web site as necessary.

Risk Management

While we believe that risk management is the responsibility of every employee, senior management is ultimately accountable to our Board of Directors and shareholders for risk management. Senior management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its Committees, oversees planning and responding to risks arising from changing business conditions or the initiation of new activities or products. Our Board of Directors also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and supervisory authorities, and overseeing management’s conformance with internal policies and controls addressing the operations and risks of significant activities.

Our Board of Directors believes that full and open communication between management and our Board of Directors is essential for effective risk management and oversight. Our Board of Directors receives regular reports from members of senior management on areas of material risk to Manhattan Associates, including operational, financial, legal and regulatory, strategic, competitive, and reputational risks. Additionally, senior management is available to address any questions or concerns raised by our Board of Directors on risk management-related and any other matters.

While our Board of Directors is ultimately responsible for risk oversight at Manhattan Associates, our three Board Committees assist our Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. The Nomination Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our Directors and executive officers, and corporate governance. The Compensation Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

In keeping with its responsibilities, the Compensation Committee has evaluated potential risks arising from the Company’s compensation policies and practices, and concluded that any such risks are not likely to have a material adverse effect on the Company. Among other possible risks, the Compensation Committee considered risks related to the consolidated revenue and adjusted earnings per share components of its incentive plans. In reaching its conclusion, the Compensation Committee reviewed and considered various factors, including the following:

•	For many participants, there are both short-term (annual) cash and long-term equity incentives;

•	Short-term incentives and long-term performance-based incentives use revenue and adjusted earnings per share as performance objectives, with a minimum to maximum range criteria (threshold, target, maximum) providing pay-for-performance opportunity with zero payout potential below threshold and maximum payout opportunity above target capped;

•	Long-term equity incentives include both performance-based and service-based awards; and

•	The Compensation Committee reviews and approves performance goals and reviews and approves performance payout amounts for actual results before incentives are paid.

EXECUTIVE OFFICERS

In addition to Eddie Capel, the following individuals served as our executive officers as of December 31, 2013:

Dennis B. Story, age 50, has served as our Executive Vice President, Chief Financial Officer, and Treasurer since January 12, 2011. Previously, Mr. Story served as our Senior Vice President, Chief Financial Officer, and Treasurer from joining the Company in March 2006 through January 2011. From February 2006 until he joined the Company, Mr. Story served as the Senior Vice President of Finance for Fidelity National Information Services, Inc. Prior to that, Mr. Story was the Senior Vice President of Finance for Certegy Inc., a financial services company, from 2004 until its merger with Fidelity National Information Services, Inc., in February 2006. Prior to his association with Certegy, Mr. Story served as Chief Financial Officer of NewRoads Inc., a provider of outsourced solutions for fulfillment and customer care to companies engaged in one-to-one direct commerce, from September 2003 to September 2004, and Senior Vice President and Corporate Controller of credit reporting company Equifax Inc., from December 2000 until August 2003.

Bruce S. Richards, age 59, has served as our Senior Vice President, Chief Legal Officer, and Secretary since August 2011. Prior to that, Mr. Richards was a partner in the Atlanta-based law firm Taylor English Duma LLP, where he practiced as a member of the firm’s corporate and business law department since 2005. In 2007, while at Taylor English Duma, Mr. Richards also served as interim general counsel for Witness Systems, Inc. Before joining Taylor English Duma, Mr. Richards served in various corporate legal positions, including serving as Corporate Vice President, General Counsel and Secretary of Certegy Inc., a financial services company, from 2001 through 2002, following Certegy’s spinoff from Equifax Inc., Corporate Vice President and General Counsel of credit reporting company Equifax Inc., from 1996 through 2000, and Vice President and General Counsel of financial services company Telecredit, Inc., from 1989 through 1990, prior to its sale to Equifax.

Robert G. Howell, age 41, has served as our Senior Vice President, Americas Sales since May 2013. Prior to that, Mr. Howell served as our Senior Vice President, North America Sales since January 2013, our Vice President North America Sales since January 2010, and a Senior Director of Sales since January 2009. Before that, Mr. Howell served as Director of Sales since October 2006. Prior to joining the Company, Mr. Howell served in various sales executive roles at Logility, Inc., a publicly traded provider of collaborative supply chain planning solutions, from 2000 until 2006. From 1995 to 2000, he was an Account Executive with Measurex, Inc., a provider of computer process control software and scanning sensors primarily for the pulp and paper industry that was acquired by Honeywell International.

Steven P. Smith, age 50, has served as our Senior Vice President, EMEA and APAC since July 2013. Previously, Mr. Smith served as our Senior Vice President, EMEA from January 2008 to June 2013, and Vice President from October 2004 to January 2008. Prior to joining the Company, Mr. Smith served in various capacities, most recently as EMEA General Manager—Strategic Solutions, for enterprise resource planning software developer SSA Global (subsequently acquired by Infor) and its predecessors. Mr. Smith has over 20 years of supply chain experience in consulting services and account management and began his career serving in a number of engineering, research, business development and design positions.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company delivered solid results in 2013 as evidenced by the following 2013 performance highlights:

•	Total revenues increased 10%

•	Adjusted and GAAP Diluted EPS increased 31% and 35%, respectively.

•	Stock price increased 95% (from December 31, 2012 to December 31, 2013)

The strong performance is reflected in our executive compensation payouts for 2013, resulting in a payout of 107% of target earned for both the cash incentive bonus and 2013 performance-based RSU awards.

Alignment between company performance and executive compensation is the cornerstone of our executive compensation philosophy and program design. We also believe that our overall governance of executive compensation is sound and reflects many best practices, including:

•	Separate CEO and Chairman of the Board

•	Oversight by an active, engaged, and independent Compensation Committee

•	Engagement of an outside independent compensation consultant

•	Capped incentive opportunities to mitigate concerns regarding excessive risk-taking

•	Equity plans that prohibit option re-pricing and cash buyouts without shareholder approval

•	Double-trigger change-in-control benefits

•	No excise tax gross-up provision

•	Limited executive perquisites

In approving compensation arrangements for 2014, the Compensation Committee considered the strong pay-for-performance results and governance practices highlighted above, as well as the fact that nearly 100% of the shares that were voted on the 2013 “say on pay” vote (discussed below) were voted in favor of the Company’s executive compensation program.

The changes to the executive compensation program for 2014 approved by the Compensation Committee include modest increases in salaries, bonus opportunities, and long-term incentive grant values, with larger increases in bonus or long-term incentive opportunities for the two named executive officers who were promoted during the course of 2013 (Messrs. Howell and Smith). The short-term and long-term incentive plan designs for 2014 remain the same as for 2013.

The remainder of the Compensation Discussion and Analysis provides the more detailed philosophy, process, considerations, and analysis involved in the determination of executive compensation.

Determining Executive Compensation

The Role of the Compensation Committee

The Compensation Committee is responsible for establishing compensation levels for the executive officers of the Company, including the annual bonus plan for executive officers, and for administering the Company’s Stock Incentive Plan. The Committee is currently comprised of three non-employee Directors: Messrs. Noonan (Chairman), Cassidy, and Huntz. The Committee’s overall objective is to establish a compensation policy that will (i) attract, retain, and reward executives who will and do contribute to achieving the Company’s business objectives, (ii) motivate executives to obtain these objectives, and (iii) align the interests of executives with those of the Company’s long-term investors.

The Role of Independent Consultants

The Compensation Committee has the authority to hire compensation consultants and other advisors it believes are necessary and appropriate to fulfill its principal duties. From 2008 to 2013, the Compensation Committee hired Pearl Meyer & Partners (PM&P) as its independent consultant. PM&P reports to and is directed by the Compensation Committee, and provides no other services to the Company. In general, PM&P is directed by the Committee to provide periodic updates on market trends and developments, provide relevant and credible market data for assessing pay competitiveness, evaluate the design of our pay programs to align with our business strategy, performance outcomes, and competitive pay practices, and to participate in Committee meetings where substantive executive compensation decisions are being made.

The Company requested and received information from PM&P addressing potential conflicts of interest. Based on an assessment of this information, the Compensation Committee concluded that the work of the consultant did not raise any conflict of interest.

The Role of Senior Management

The Chief Executive Officer (“CEO”) generally makes recommendations to the Compensation Committee for compensation adjustments for the named executive officers other than himself. The Chief Financial Officer and Senior Vice President, Human Resources provide support to the CEO with respect to data, analysis, and advice in formulating specific recommendations. The Chief Legal Officer generally attends Compensation Committee meetings, prepares meeting minutes and resolutions, and is available for legal counsel as required.

The Role of Peer Groups and Survey Data

The Compensation Committee does consider pay information from other companies when making pay determinations for the Company’s executives, including the named executive officers. However, this is only one of many factors considered by the Compensation Committee when making pay determinations, and the Compensation Committee does not benchmark or target a precise percentile or pay level relative to this information. Instead, the Compensation Committee uses this information as a general guide to determine if the Company’s executive compensation levels in the aggregate and by component are within a reasonable range compared with other similar companies.

The precise nature of our peer comparison activities varies each year based on the needs of the Company and the Committee in making pay determinations. Generally, the Company’s peer comparison activities include a review of both peer group and survey data. For purposes of determining 2013 compensation, the peer group comprised the following companies:

•	ACI Worldwide, Inc.

•	Aspen Technology, Inc.

•	Advent Software, Inc.

•	Blackbaud, Inc.

•	Concur Technologies, Inc.

•	Digital River, Inc.

•	Synchronoss Technologies

•	The Ultimate Software Group, Inc.
•	Interactive Intelligence Group, Inc.

•	MicroStrategy Incorporated

•	NetScout Systems, Inc.

•	Pegasystems, Inc.

•	Progress Software Corporation

•	Qlik Technologies Inc.

•	Tyler Technologies, Inc.

The Compensation Committee annually reviews pay and performance data from the peer group as well as pay data from various compensation surveys. Both the peer group and survey data included in the comparisons included companies that were comparable with respect to revenue level, industry segment, and competitive employment market to the Company. The specific peer companies, survey sources, and forms of analysis change from year to year based on the best available data and the key priorities of the Compensation Committee. This information was considered by the Compensation Committee along with other relevant information, such as the performance of the Company and of each executive. Recommendations were also presented to the Compensation Committee by the CEO. No other executive officer has direct input to the Compensation Committee regarding the compensation of the named executive officers.

The Role of “Say on Pay”

The Company solicits an advisory vote on executive compensation from the shareholders annually—the “say on pay” vote. In 2013, the matter received nearly 100% approval of the shares of Common Stock that were actually voted, indicating very strong support from the Company’s shareholders for the compensation program for named executive officers. The Board is again soliciting this year the advisory approval of the shareholders of the compensation of the named executive officers as set forth in this Proxy Statement.

The Compensation Committee appreciates the support of the Company’s shareholders for its executive compensation program, and considered that support in structuring a 2014 program largely consistent with the prior year’s. It is, however, the responsibility of the Board and Compensation Committee to determine executive compensation, and consequently, while the Board and Compensation Committee intend to consider the results of future advisory votes on executive compensation, they reserve the right to make compensation decisions that may not secure strong support from the Company’s shareholders if in the Board’s and Compensation Committee’s judgment such actions are advisable or necessary to achieve the objectives of the executive compensation program.

Principal Elements of Executive Compensation

The Company compensates executive officers with a combination of salary and incentives designed to focus their efforts on maximizing both the near-term and long-term financial performance of the Company. The executive compensation program includes the following: (i) base salary; (ii) incentive bonuses; (iii) long-term equity incentive awards; and (iv) other benefits. Each executive officer’s compensation package is designed to provide an appropriately weighted mix of these elements, which the Company believes cumulatively provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity and that balances short-term and long-term performance and reward objectives.

Base Salary. Minimum salaries for the named executive officers are established in their employment agreements with the Company. The salaries of the named executive officers are reviewed annually by the Compensation Committee for adjustment. When establishing base salaries of our executive officers for 2013, the Compensation Committee considered survey data and salaries within the peer group, as well as a variety of other factors, including the global macro-economic conditions, market developments, the Company’s past financial performance and future expected performance, the performance of the executives, changes in the executives’ responsibilities, the CEO’s recommendations and cost-of-living and other local geographic considerations, where applicable. The actual base salaries paid to the named executive officers in 2013 are disclosed in the Summary Compensation Table.

For 2013, the salaries of the continuing named executive officers were increased consistent with the foregoing principles. Mr. Capel’s larger salary increase reflects his January 1, 2013 promotion to Chief Executive Officer.

Annual Cash Incentive Plan. The purpose of the Company’s annual short-term cash incentive plan is to align the short-term incentive bonuses with the achievement of annual corporate performance. For all named executive officers, the short-term cash incentive opportunity for 2013 was based on corporate performance with regard to consolidated revenue and adjusted earnings per share (“adjusted EPS”). The Company’s management uses non-GAAP measures to manage the business and evaluate its performance. Management believes adjusted EPS results are useful to investors in evaluating the Company’s operating performance on a comparable basis to other software companies. Our management uses these non-GAAP measures to evaluate our financial results, develop budgets, and manage expenditures. Before any payouts are made under the bonus plan based on the achievement of Company metrics, the Compensation Committee reviews the results to confirm that the Company results have been achieved and the bonus payout percentages have been calculated according to the Company’s annual cash incentive plan.

Consolidated revenue excludes hardware and other revenue. Adjusted EPS is a non-GAAP financial figure. Adjusted EPS, when applicable, excludes the following items from GAAP EPS: amortization of intangible assets, equity-based compensation expenses, restructuring charges, asset impairment charges and related recoveries, sales tax recoveries, and unusual tax adjustments. The Company included in its February 4, 2014 earnings press release, attached to its Current Report on Form 8-K of the same date, a full reconciliation from 2013 GAAP EPS to 2013 Adjusted EPS (non-GAAP EPS). In addition, when the Company establishes its annual budget, it does not plan for Common Stock repurchases. As a result, the earnings per share benefit from Common Stock repurchases, if applicable, is eliminated from the calculation of the adjusted EPS portion of annual incentives. Further, the achievement of revenue and adjusted EPS objectives is determined on a constant currency basis (i.e. actual financial results are translated to U.S. dollars at budgeted U.S. dollar exchange rates). These definitions were developed to reflect the underlying operating variables while attempting to minimize unintended consequences.

Consolidated revenue and adjusted EPS were weighted equally in the calculation of incentive bonuses to the named executive officers for 2013. Individual performance was not a factor in the determination of these incentive bonuses. Individual performance was intentionally excluded from the incentive bonus formula for named executive officers in order to focus and reward the team for collectively achieving the Company’s objectives. The Committee believes that the combination of consolidated revenue and adjusted EPS creates the proper balance for motivating and rewarding profitable growth in the near-term that will translate into strong returns for shareholders over the long-term.

In order for the Company’s executive officers to earn any portion of their cash incentive compensation, the Company must attain a minimum percentage of its targeted incentive goal amounts for consolidated revenue and adjusted EPS. If the minimums are exceeded, but the performance goals are not fully attained, the executive officers receive less than their target incentive opportunity. If the performance goals are exceeded, executive officers receive more than their target incentive opportunity in the final quarter of the year, as incentive payouts for the first three quarters of the year are capped at 100% of target. For 2013, the potential cash incentive bonus was capped at 150% of the participant’s target incentive opportunity.

As part of the annual budgeting process, senior management prepares an annual budget, which considers a variety of factors including but not limited to: global economic trends, supply chain management information-technology investment and growth trends as published by leading industry analysts, the competitive position of our software products, the level of investment in product development to maintain sustainable competitive advantage, and historical financial performance. The Company’s goal is to extend its position as a leading global supply chain solutions provider by increasing its revenues faster than its competitors. In connection with setting the annual incentive plan objectives, the Compensation Committee reviewed senior management’s proposed 2013 budget and the critical assumptions underlying it and, based on the collective judgment of the Compensation Committee, approved the budgeted targets. For 2013, these budgeted revenue and adjusted EPS targets were designated the target performance requirements for payouts under the annual incentive plan.

In approving the budgeted revenue and adjusted EPS targets as performance goals, the Compensation Committee considered the degree of difficulty and probability of achieving the target performance requirements. The annual incentive plan is designed to emphasize the creation of shareholder value through growth in consolidated revenue and adjusted EPS. The specific bonus targets were selected so that the relative difficulty of achieving the 2013 consolidated revenue and adjusted EPS targets were consistent with prior year approaches in setting performance objectives.

The following table provides the 2013 cash incentive payout targets as a percentage of the targeted incentive goals for consolidated revenue and adjusted EPS:

	2013 Short-Term Incentive Plan Design
	Company Performance	Participant Incentive
	% of Plan Target	Payout % of Target
Consolidated Revenue
Threshold goal	91%	0%
Target goal achieved	100%	100%
Maximum goal achieved	109%	150%
Adjusted EPS
Threshold goal	88%	0%
Target goal achieved	100%	100%
Maximum goal achieved	112%	150%

Payouts for consolidated revenue and adjusted EPS amounts achieved between threshold goal and target goal and between target goal and maximum goal are calculated on a straight-line interpolation basis.

The following table sets forth each named executive officer’s full year bonus targets, payout amounts and payout percentages actually earned in 2013:

		2013 Short-Term Incentive Plan Payout vs. Target
Name	Title	Target		Payout		Payout %
Eddie Capel	Chief Executive Officer and Director	$475,000		$508,250		107%
Dennis B. Story	EVP, Chief Financial Officer and Treasurer	250,000		267,500		107%
Jeffrey S. Mitchell	EVP, Americas	375,000		91,875	(1)	25%
Bruce S. Richards	SVP, Chief Legal Officer and Secretary	160,000		171,200		107%
Robert G. Howell	SVP, Americas Sales	256,667		275,613		107	%(2)
Steven P. Smith	SVP, EMEA and APAC	125,186	(3)	133,949	(3)	107%

(1)	Mr. Mitchell resigned as Executive Vice President – Americas in April 2013.
(2)	Mr. Howell became Senior Vice President, Americas Sales in May 2013.
(3)	Amount reflects an average annual conversion rate for 2013 of 1.56 U.S. Dollars per 1.00 British Pounds Sterling.

The Compensation Committee retains the right to exercise discretion to either increase or decrease a participant’s incentive bonus under the short-term incentive plan. The Compensation Committee did not exercise this right with regard to incentive bonuses for executive officers in 2011, 2012, or 2013.

Equity Incentives. Equity-based incentives are used by the Company to provide incentives to improve the Company’s financial performance and to assist in the recruitment, retention, and motivation of professional, managerial, and other personnel. Stock incentives are designed to align the interests of the Company’s executive officers with those of its shareholders by encouraging executive officers to enhance the value of the Company, the price of the Common Stock, and hence, the shareholders’ return. In addition, the vesting of stock incentives over a period of time is designed to create an incentive for the individual to remain with the Company. The Company historically has granted stock options and restricted stock and stock units to the executives on an ongoing basis to provide continuing incentives to the executives to meet future performance goals and to remain with the Company.

In 2010, the Compensation Committee decided to change the Company’s equity grant practices eliminating stock option awards in favor of 100% restricted stock grants with the objective to optimize its performance and retention strength while managing program share usage to improve long-term equity overhang. In January 2012, in order to simplify equity grant administration, the Company changed its practice of granting restricted stock in favor of restricted stock unit grants, which units convert to Company Common Stock upon vesting. There is no material difference to either the Company or the executives receiving the grants between the grant of restricted stock and the grant of restricted stock units; however, in contrast to the granting of restricted stock shares, no stock will actually be issued under the restricted stock unit grants until units vest.

Equity-based compensation is an important and significant component of executive compensation at the Company. In setting the form and level of equity grants for named executive officers, the Compensation Committee considers a variety of factors including:

•	Market-competitive levels of total compensation

•	Market-competitive levels and forms of equity-based compensation

•	Alignment with company performance and shareholder value

•	The retention strength provided by outstanding and non-vested equity awards held by executives

•	Global macro-economic conditions

•	The Company’s recent performance and trends

•	The executive’s recent performance and potential future contribution

•	The resulting annual grant rate from aggregate awards

•	The resulting availability of shares under shareholder approved equity plans

•	The resulting cost to the Company and alignment of the cost to participant value

During the fiscal year ended December 31, 2013, an aggregate of 367,216 restricted stock units (annual grant of 198,304 and special grant of 168,912), on a post-split adjusted basis, were granted to the Company’s named executive officers. In approving grant levels for the named executive officers, the Compensation Committee also reviewed aggregate grant levels for all recipients in order to ensure that the annual grant rate was within competitive norms and sustainable over time.

The annual awards granted in 2013 are 50% service-based (99,144 shares) and 50% performance-based (99,160 shares) and generally vest in four equal annual increments starting on or about the first anniversary of the grant date for both service-based and performance-based grants, with the performance portion tied to the same annual revenue and adjusted earnings per share targets for fiscal year 2013 as established for the annual cash incentive plan discussed above. The Company does not currently have any additional holding periods for shares acquired upon option exercise or upon restricted stock or restricted stock unit vesting.

In 2013, in recognition of the Company’s recent superior performance, and in the interest of retaining the responsible management team, the Compensation Committee approved a special grant of RSUs to certain officers of the Company, including certain of the named executive officers. These special grants vest over a five-year period, 25% per year beginning on the second anniversary of the date of grant. Mr. Capel’s grant is discussed below under “Compensation of the Chief Executive Officer.”

The Committee intends to review the form and level of equity grants to named executive officers in future years relative to the factors cited above. There is no precise formula or weighting applied to these factors as changing business conditions, competitive market practices, and regulations necessitate differing priorities to maximize effectiveness while minimizing cost and dilution.

Performance-Based Awards. Performance-based grants are intended primarily to provide our executives with incentives to improve our Company’s performance, as the executives benefit from these awards only if we meet the financial goals specified in the awards in the year granted. Following the 2013 grant of performance-based awards, the awards were earned, all or in part, based on the Company’s attainment of the same annual revenue and adjusted earnings per share targets for fiscal year 2013 as established for the short-term incentive plan. In order for the Company’s executive officers to earn any portion of their performance-based awards in a grant year, the Company must attain a minimum percentage of its targeted incentive goal amounts for consolidated revenue and adjusted EPS. If the minimums are exceeded, but the performance goals are not fully attained, the executive officers earn less than the full amount of the award granted. If the performance goals are exceeded, executive officers earn more than the full award granted. The executive can earn up to a maximum of 150% of the award if the Company exceeds the financial targets specified in the awards for the fiscal year of the award.

Once earned, and provided that the executives continue to be employed by us, performance-based awards generally vest in four equal annual increments starting on or about the first anniversary of the grant date. Based on our financial performance in 2013, 107% of the performance-based award grant was earned.

Other Benefits. Standard Company health and welfare benefits offered to the Company’s named executive officers are provided to serve as a safety net of protection against the financial catastrophes that can result from illness, disability, or death. Benefits offered to the Company’s named executive officers are substantially the same as those offered to all of the Company’s regular employees.

The Company’s tax-qualified deferred-compensation 401(k) Savings Plan (the “401(k) Plan”) covers all of the Company’s eligible full-time employees. Under the 401(k) Plan, participants may elect to contribute, through salary deductions, up to 60% of their annual compensation, subject to a maximum of $17,500, or $23,000 for employees who are at least 50 years old. The Company provides additional matching contributions in the amount of 50% up to the first 6% of salary contributed under the 401(k) Plan. The 401(k) Plan is designed to qualify under Section 401 of the Internal Revenue Code so that the contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company will be deductible by the Company when made. The Company also has a deferred compensation plan for its UK employees, including Mr. Smith, under which the Company provides contributions in the amount of 5% of base salary, provided the employee contributes a minimum of 3% of salary to the plan.

Compensation of the Chief Executive Officer

The Chief Executive Officer participates in the same executive compensation programs as our other executive officers, including the named executive officers. In determining compensation for the CEO, the Committee considers the same information and factors that are used in determining compensation for the other named executive officers, except that the CEO does not make a recommendation to the Committee for his own compensation.

Effective January 1, 2013, Mr. Capel became President and Chief Executive Officer of the Company, succeeding Mr. Sinisgalli. As previously reported, in January 2013, the Compensation Committee approved a revised compensation plan for Mr. Capel, commensurate with his increased responsibilities. For 2013, the Committee set Mr. Capel’s base salary at $475,000, with a target bonus opportunity equal to 100% of salary. Mr. Capel was awarded a regular grant of 65,688 RSUs on a post-split adjusted basis, vesting over a four-year period beginning on the first anniversary of the date of grant, and a special grant of 125,120 RSUs on a post-split adjusted basis, vesting over a five-year period beginning on the second anniversary of the date of grant as detailed in the Outstanding Equity Awards at Fiscal Year End table on page 23. Half of the regular grant vests in amounts determined based on the Company’s achievement of certain performance conditions, and additional RSUs may be earned for above-target performance. Based on the Company’s revenue and adjusted EPS performance in 2013, Mr. Capel earned a bonus of $508,250 and 107% of his performance-based restricted stock unit award.

Employment Agreements

The Company entered into substantially identical executive employment agreements with all of its named executive officers in 2013. These new agreements replace the executive employment agreements and separation and non-compete agreements previously in effect with certain of the named executive officers.

The agreements provide that the executives will be (i) paid an annual base salary, (ii) eligible for an annual performance-related bonus, (iii) eligible for equity awards that reflect the executive’s position, duties, and responsibilities with the Company, (iv) eligible to participate in all other benefit plans, programs, and arrangements generally available to executives of the Company, (v) provided an indemnification agreement, under which the Company will indemnify the executive to the full extent permitted by law with respect to any claim arising out of the executive’s service as an officer, director, or employee of the Company, and (vi) covered by a director and officers liability insurance policy. As set forth in the agreements, the minimum annual base salaries of Messrs. Capel, Story, Richards, Howell and Smith are $475,000, $360,000, $283,000, $265,000 and $313,827, respectively. Each executive’s annual base salary is subject to increases at the discretion of the Board or Compensation Committee.

The executive’s employment under the agreement can be terminated at any time by the Company or by the executive. If the Company terminates the executive’s employment for reasons other than death, disability, or “cause” (as defined in the agreements) or if the executive terminates his employment for “constructive termination” (as defined in the agreements), the executive will be entitled to severance payments equal to continuation of his base salary for 12 months and 12 months of COBRA coverage or its equivalent for family medical and dental benefits. In addition, if the executive’s termination under the circumstances described in the preceding sentence occurs on or within 24 months following a change in control (a “change of control” as defined in the agreements), the executive will be entitled to (i) a pro rata bonus for the year of termination, calculated at the target performance level, and (ii) an additional bonus amount equal to the greater of his target bonus for the year of termination or for the prior year. If a change in control occurs, any unvested equity awards outstanding at the time of the change in control will remain in effect in accordance with their terms (or the Company may provide the executive with substantially equivalent substitute equity awards of the survivor or purchasing entity or its parent). If on or within 24 months following a change in control, the Company (or its successor) terminates the executive without cause or executive suffers a “constructive termination” (as defined in the agreements), then any outstanding unvested equity awards (or the substituted equity awards) will fully vest. Unvested equity awards for which the performance period has not been completed are deemed to have been achieved at the target performance level. In general, severance payments to an executive are limited such that he will not receive any “parachute payment” as described in Section 280G of the Internal Revenue Code. The executive is required to provide the Company with a general release of all claims in order to receive any severance payments or benefits.

The agreements contain provisions requiring the executive to protect the proprietary and confidential information of the Company. In addition, for a period of 12 months after termination of employment for any reason (or, if later, the last date any severance payments are due), the executive agrees not to solicit the Company’s customers or solicit or hire away the Company’s employees and is prohibited from performing duties of the type performed for the Company for a competing business owned by any of a designated group of companies. The executive also agrees to assign to the Company all patents, inventions, copyrights, and other intellectual property developed by him in the course of his employment.

Policy with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its Chief Executive Officer and its other three most highly compensated executive officers (other than the Chief Financial Officer). The Compensation Committee considers tax deductibility when making its decisions regarding executive compensation but reserves the right to award nondeductible compensation when appropriate to accomplish other compensation objectives. The Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

Limitation of Liability and Indemnification of Officers and Directors

The Company’s Articles of Incorporation provide that the liability of the Directors to the shareholders for monetary damages will be limited to the fullest extent permissible under Georgia law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

The Company’s Bylaws provide that the Company will indemnify each of its officers, Directors, employees, and agents to the extent that he or she is or was a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative because he or she is or was a Director, officer, employee, or agent of the Company, against reasonable expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with such action, suit, or proceeding; provided, however, that no indemnification will be made for:

•	any appropriation, in violation of his or her duties, of any business opportunity of the Company;

•	acts or omissions that involve intentional misconduct or a knowing violation of law;

•	any liability under Section 14-2-832 of the Georgia Business Corporation Code, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or

•	any transaction from which he or she derived an improper personal benefit.

In early 2013, the Company entered into updated indemnification agreements with its officers and Directors providing indemnification similar to that provided in the Bylaws.

SUMMARY COMPENSATION TABLE

The following table sets forth, for the three years ended December 31, 2013, the total compensation paid to or earned by the named executive officers:

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)		Total
Eddie Capel (4)	2013	$475,000	$3,039,094	$508,250	$11,193		$4,033,537
President, Chief Executive	2012	400,000	803,345	265,000	8,108		1,476,453
Officer and Director	2011	355,000	765,719	235,000	2,350		1,358,069
Dennis B. Story	2013	$360,000	$772,229	$267,500	$14,381		$1,414,110
Executive Vice President, Chief	2012	335,000	451,879	230,000	7,500		1,024,379
Financial Officer and Treasurer	2011	315,000	434,595	215,000	3,675		968,270
Bruce S. Richards	2013	$283,000	$298,927	$171,200	$12,079		$765,206
Senior Vice President, Chief	2012	275,000	—	155,000	6,475		436,475
Legal Officer and Secretary	2011	110,455	501,831	62,500	1,013	(6)	675,799
Robert G. Howell (5)	2013	$256,667	$461,861	$275,613	$90,756		$1,084,897
Senior Vice President,
Americas Sales
Steven P. Smith (7)	2013	$313,827	$553,003	$133,949	$22,670		$1,023,449
Senior Vice President, EMEA and APAC
Jeffrey S. Mitchell (8)	2013	$123,333	$747,318	$91,875	$12,114		$974,640
Executive Vice President -	2012	360,000	723,023	365,000	9,838		1,457,861
Americas	2011	350,000	745,037	365,000	5,574		1,465,611

(1)	These columns represent the aggregate grant date fair value for stock awards in accordance with the stock compensation topic in the FASB Codification. These award fair values have been determined based on the assumptions set forth in the Company’s 2013 Annual Report on Form 10-K (Note 2, Equity-Based Compensation).
(2)	Represent amounts earned in the applicable year, regardless of whether such amounts were paid prior to the end of such year.
(3)	In accordance with the rules of the Securities and Exchange Commission, other compensation received in the form of perquisites and other personal benefits have been omitted because the aggregate amount of such perquisites and other personal benefits for each of the named executive officers was less than $10,000 in the fiscal year. The amounts in this column represent the 401(k) match or similar Company contribution, tax withholding, and relocation expense paid by the Company on behalf of named executive officers.
(4)	Mr. Capel became President, Chief Operating Officer and Director in July 2012 and President and Chief Executive Officer in January 2013.
(5)	Mr. Howell became Senior Vice President, Americas Sales in May 2013.
(6)	This amount represents: (i) the Company’s contributions to Mr. Howell’s account under its 401(k) plan in the amount of $3,869; (ii) tax withholding paid by the Company in the amount of $2,711; and (iii) Company-paid relocation expense in the amount of $84,176.
(7)	Mr. Smith became Senior Vice President, EMEA and APAC in July 2013. Mr. Smith’s salary and other compensation amounts reflect an average annual conversion rate for 2013 of 1.56 U.S. Dollars per 1.00 British Pounds Sterling.
(8)	Mr. Mitchell resigned as Executive Vice President, Americas in April 2013.

Grants of Plan-Based Awards

The following table provides additional information about our 2013 annual bonus plans and about restricted stock awards granted to our named executive officers during the year ended December 31, 2013.

Grants of Plan-Based Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards—Post Split Adjusted Basis (2)		Stock Awards: Number of Shares of Stock or Units -Post Split Adjusted	Grant Date Fair Value of Stock
Name	Grant Date	Target ($)		Maximum ($)		Target (#)	Maximum (#)	Basis (3) (#)	Awards (4)
Eddie Capel	1/23/2013	$475,000		$712,500		32,844	49,266	157,964	$3,039,094
Dennis B. Story	1/23/2013	250,000		375,000		14,860	22,290	33,624	772,229
Jeffrey S. Mitchell (5)	1/23/2013	375,000		562,500		23,460	35,190	23,460	747,318
Bruce S. Richards	1/23/2013	160,000		240,000		9,384	14,076	9,384	298,927
Robert G. Howell	1/23/2013	256,667		385,000		2,660	3,990	16,732	308,866
Robert G. Howell	6/11/2013	—		—		4,064	6,096	4,060	152,995
Steven P. Smith	1/23/2013	125,186	(6)	187,779	(6)	11,888	17,832	22,832	553,003

(1)	These columns represent the Company’s regular annual cash incentive plan target and maximum awards for 2013. The actual cash incentives paid to the named executive officers for 2013 pursuant to the plans are set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
(2)	These columns represent performance-based restricted stock unit plan target and maximum awards for 2013. Our performance-based awards are intended primarily to provide our executives with incentives to improve Company performance. An executive can earn 100% of the award received by that executive if the Company achieves 100% of the Company’s two financial targets specified in the awards for the fiscal year of the award. The executive can earn up to a maximum of 150% of the award if the Company exceeds the financial targets specified in the awards up to a maximum specified performance level. The executive may earn a portion of the award, but less than 100%, if the Company falls short of one or both financial targets but still achieves at least a minimum threshold performance level. For each of the Company’s two financial targets, straight-line interpolation is used to determine the portion of the award earned by the executive if the Company’s performance exceeds the minimum threshold but is less than the 100% target, or exceeds the 100% target but does not reach the maximum performance level.

Based on our financial performance in 2013, 107% of the 2013 performance-based award was earned. The earned portion generally vests in four equal annual installments commencing in the year following the date of grant.

(3)	This column represents both service-based and special-grant restricted stock units granted to the executives during 2013 pursuant to the Company’s 2007 Stock Incentive Plan. The service-based units generally vest in four equal annual installments commencing on the first anniversary of the date of the grant, while the special grants vest in four equal installments commencing on the second anniversary of the date of grant.
(4)	This column represents the aggregate grant date fair value for service-based, performance-based and special-grant restricted stock awards in accordance with the stock compensation topic in the FASB Codification. These award fair values have been determined based on the closing price of the Company’s stock on the date of grant. As mentioned above, 107% of the performance-based awards were earned.
(5)	Mr. Mitchell resigned as Executive Vice President, Americas in April 2013.
(6)	Amount reflects an average annual conversion rate for 2013 of 1.56 U.S. Dollars per 1.00 British Pounds Sterling.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards we have made to our named executive officers that are outstanding as of December 31, 2013. The market value of unvested stock awards is determined based on the closing stock price of $29.37 on December 31, 2013.

Outstanding Equity Awards at Fiscal Year End
		Stock Awards (1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested - Post Split Adjusted Basis (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested—Post Split Adjusted Basis (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Eddie Capel	1/28/2010	32,536	$955,582	—	$—
	1/27/2011	50,428	1,481,070	—	—
	1/26/2012	55,660	1,634,734	—	—
	1/23/2013	32,844	964,628	49,266	1,446,942
	1/23/2013	125,120	3,674,774	—	—
Dennis B. Story	1/28/2010	18,080	531,010	—	—
	1/27/2011	28,624	840,687	—	—
	1/26/2012	31,312	919,633	—	—
	1/23/2013	14,856	436,321	22,290	654,657
	1/23/2013	18,768	551,216	—	—
Bruce S. Richards	9/1/2011	28,344	832,463	—	—
	1/23/2013	9,384	275,608	14,076	413,412
Robert G. Howell	1/28/2010	1,724	50,634	—	—
	1/27/2011	3,056	89,755	—	—
	1/26/2012	3,472	101,973	—	—
	1/23/2013	2,656	78,007	3,990	117,186
	1/23/2013	14,076	413,412	—	—
	6/11/2013	4,060	119,242	6,096	179,040
Steven P. Smith	1/28/2010	15,816	464,516	—	—
	1/27/2011	24,536	720,622	—	—
	1/26/2012	25,748	756,219	—	—
	1/23/2013	11,884	349,033	17,832	523,726
	1/23/2013	10,948	321,543	—	—

(1)	Restricted stock and restricted stock unit vests in accordance with the schedule below.
(2)	These amounts represent the maximum number of restricted stock units and corresponding value that could have been earned with respect to performance-based restricted stock units awarded in 2013 that were unearned as of December 31, 2013, equivalent to 150% of the target amount. Based on actual financial performance in 2013, the performance-based restricted stock units were earned at 107% of target.

Stock Awards Vesting Schedule
Name	Grant Date	Vesting
Eddie Capel	1/28/2010	25% per year for 4 years
	1/27/2011	25% per year for 4 years
	1/26/2012	25% per year for 4 years
	1/23/2013	25% per year for 4 years
	1/23/2013	25% per year for 4 years beginning on the 2nd anniversary of the grantdate
Dennis B. Story	1/28/2010	25% per year for 4 years
	1/27/2011	25% per year for 4 years
	1/26/2012	25% per year for 4 years
	1/23/2013	25% per year for 4 years
	1/23/2013	25% per year for 4 years beginning on the 2nd anniversary of the grantdate
Bruce S. Richards	9/1/2011	25% per year for 4 years
	1/23/2013	25% per year for 4 years
Robert G. Howell	1/28/2010	25% per year for 4 years
	1/27/2011	25% per year for 4 years
	1/26/2012	25% per year for 4 years
	1/23/2013	25% per year for 4 years
	1/23/2013	25% per year for 4 years beginning on the 2nd anniversary of the grant date
	6/11/2013	25% vest in January 2014; 25% per year vest in January for the next 3 years
Steven P. Smith	1/28/2010	25% per year for 4 years
	1/27/2011	25% per year for 4 years
	1/26/2012	25% per year for 4 years
	1/23/2013	25% per year for 4 years
	1/23/2013	25% per year for 4 years beginning on the 2nd anniversary of the grantdate

Option Exercises and Stock Vested Table

The following Option Exercises and Stock Vested table provides additional information about the value realized by the named executive officers on option award exercises and stock award vesting during the year ended December 31, 2013.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Options Exercised - Post Split Adjusted	Value Realized on Exercise	Number of Shares Acquired on Vesting - Post Split Adjusted	Value Realized on Vesting
Eddie Capel	42,000	$561,948	90,304	$1,457,230
Dennis B. Story	21,000	277,767	49,816	804,253
Robert G. Howell	20,400	367,402	5,252	84,809
Jeffrey S. Mitchell	53,348	700,452	90,436	1,457,143
Steven P. Smith	21,000	276,073	43,656	704,113
Bruce S. Richards	—	—	14,172	310,013

Potential Payments upon Termination of Employment or Change in Control

The table below reflect estimated amounts that would become payable to our named executive officers under existing employment agreements assuming that such the executive officers’ termination of employment or change in control was effective as of December 31, 2013.

	Cash Severance		Value of Accelerated Stock Vesting	Health Benefits
Eddie Capel
Termination without cause or constructive termination(1)	$475,000		$—	$32,321
Change in control with termination without cause or constructive termination(2)	1,091,313		9,675,418	32,321
Dennis B. Story
Termination without cause or constructive termination(1)	360,000		—	32,321
Change in control with termination without cause or constructive termination(2)	684,375		3,715,305	32,321
Bruce S. Richards
Termination without cause or constructive termination(1)	283,000		—	32,321
Change in control with termination without cause or constructive termination(2)	490,600		1,383,679	32,321
Robert G. Howell
Termination without cause or constructive termination(1)	265,000		—	32,321
Change in control with termination without cause or constructive termination(2)	608,442		1,050,506	32,321
Steven P. Smith
Termination without cause or constructive termination(1)	313,827	(3)	—	6,487	(3)
Change in control with termination without cause or constructive termination(2)	476,256	(3)	2,961,083	6,487	(3)

(1)	The employment agreement for each of the named executive officers provides for the payment of twelve months of then-current base salary and twelve monthly payments of COBRA or its equivalent for the executive’s and his family’s medical and dental benefits, grossed up for income tax, if the executive’s employment is terminated by the Company other than for cause, or constructively terminated.
(2)	The employment agreement for each of the named executive officers provides for (i) the payment of twelve months of then-current base salary, (ii) the payment of a pro rata bonus for the year of termination through the date of termination, calculated at the target performance level (to the extent not yet paid), (iii) the payment of a bonus amount equal to the greater of target bonus for the year of termination or the prior year, (iv) twelve monthly payments of COBRA or its equivalent for the executive’s and his family’s medical and dental benefits, grossed up for income tax, and (v) the vesting of all unvested restricted stock and restricted stock units upon a change in control and subsequent termination of employment by the Company other than for cause, or constructive termination, within two years of that change in control. Unvested restricted stock or restricted stock unit awards for which the performance period has not been completed as of the date of a change in control are deemed to have been achieved at the target performance level.
(3)	Amount reflects an average annual conversion rate for 2013 of 1.56 U.S. Dollars per 1.00 British Pounds Sterling.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following non-employee Directors were the members of the Compensation Committee of the Board of Directors during 2013: Thomas E. Noonan (Chairman), Brian J. Cassidy, and John J. Huntz, Jr. To the Company’s knowledge, there were no interlocking relationships involving members of the Compensation Committee or other Directors requiring disclosure in this Proxy Statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers and persons who own beneficially more than 10% of the Common Stock to file reports of initial statements of ownership and statements of changes in ownership of such stock with the Securities and Exchange Commission. Directors, executive officers and persons owning beneficially more than 10% of the Common Stock are required by the Commission to furnish the Company with copies of all Section 16(a) forms they file with the Commission. To the Company’s knowledge, based solely on the information furnished to the Company, all Directors, executive officers and 10% shareholders complied with all applicable Section 16(a) filing requirements during the year ended December 31, 2013, except inadvertent late filings to report: (1) the exercise of stock options and disposition of Common Stock by Mr. Cassidy on February 1, 2013; (2) the forfeiture by Mr. Sinisgalli on January 1, 2013 of previously reported restricted stock units in connection with the reporting person ceasing employment with the Company, the earning by Mr. Sinisgalli of performance-based awards on March 16, 2013 and the exercise by Mr. Sinisgalli of stock options and related disposition of Common Stock on April 26, 2013; and (3) the vesting of restricted stock unit grants to the Company’s non-employee Directors on May 16, 2013.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of the Company’s 2014 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2014 (and in the Company’s Annual Report on Form 10-K through incorporation by reference to the Proxy Statement).

Compensation Committee

Thomas E. Noonan, Chairman
Brian J. Cassidy
John J. Huntz, Jr.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

POLICY ON RELATED PARTY TRANSACTIONS

The Company’s Global Ethics and Compliance Code, which is available in the Investor Relations section of our web site at www.manh.com, and which includes our conflicts of interest policy, provides generally that the Company’s Directors, officers, and employees must avoid any personal, financial, or family interest that could keep that person from acting in our best interest. Approval of the Chief Executive and Chief Legal Officers is needed for such conflicts; however, the Company has an unwritten policy that conflicts involving Directors or executive officers must be approved by the Audit Committee or the independent members of the Board of Directors.

Since the beginning of fiscal year 2012, the Company has not been a participant in any related-party transaction requiring disclosure pursuant to Item 404 of the Securities and Exchange Commission’s Regulation S-K, and no such transaction is currently proposed.

AUDIT COMMITTEE REPORT

The Audit Committee is directly responsible for the appointment, compensation, and oversight of the Company’s independent registered public accounting firm. In this regard, the Audit Committee pre-approves all audit services and non-audit services to be provided to the Company by its independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the approvals. The decision of any member to whom authority is delegated to approve services to be performed by the Company’s independent registered public accounting firm is presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not approve any service that individually or in the aggregate may impair, in the Audit Committee’s opinion, the independence of the independent registered public accounting firm.

The Audit Committee of the Board of Directors currently consists of Messrs. Huntz (Chairman), Lautenbach, and Noonan, all of whom meet the independence requirements of The Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, the complete text of which is available in its current form in the Investor Relations section of our web site at www.manh.com.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm to review and discuss the financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the independent registered public accounting firm. The Audit Committee’s review included discussion with the independent registered public accounting firm of matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Company’s independent registered public accounting firm, Ernst & Young LLP, has provided to the Audit Committee the written disclosures and letter to the Audit Committee required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young LLP that firm’s independence. The Audit Committee has concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company is compatible with Ernst & Young LLP’s independence.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, which it made using the criteria set forth by the Committee Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework. The Audit Committee has also reviewed and discussed with Ernst & Young LLP its review and report on the Company’s internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the year ended December 31, 2013.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Audit Committee

John J. Huntz, Jr., Chairman
Dan J. Lautenbach
Thomas E. Noonan

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 2

RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Act requires all public companies, beginning with their shareholder meetings on or after January 21, 2011, to hold a separate non-binding, advisory shareholder vote to approve the compensation of executive officers as described in the Compensation Discussion and Analysis, the executive compensation tables, and any related information in each such company’s proxy statement (commonly known as a “Say on Pay” proposal).

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 13, the Board believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our shareholders. Our Board also believes that our executive compensation programs provide our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation programs that are based on the Company’s financial performance. These incentive programs are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals - the attainment of which does not require the taking of an unreasonable amount of risk. For 2013, the following reflects the target pay mix for our CEO and the aggregate target pay mix for our other four named executive officers who were employed at year end (“NEOs”):

(1)	The above charts include base salary, target short-term incentive opportunities, and the grant date value of annual equity awards. The charts exclude the value of the special equity awards granted in January 2013 for retention purposes in connection with the Company’s CEO transition. The value of those special equity awards is included in the Summary Compensation Table and the details of those awards are included in the Grants of Plan Based Awards table.

For 2013, the short-term incentive opportunity was tied to the attainment of the Company’s revenue and adjusted EPS results for the year. The Board believes these measures are the critical indicators of the Company’s short-term execution and positioning for long-term success. For 2013, the long-term incentive opportunity was provided in the form of performance-based and service-based restricted stock units. The Board believes that this equity grant mix achieves the Company’s long-term performance and retention objectives while minimizing annual share usage and aggregate equity plan dilution.

Based on the Company’s strong financial results in 2013, short-term incentive awards and performance-based restricted stock units were earned at 107% of the target award opportunity, and executive stock ownership value increased commensurate with the increase in total shareholder value. This strong alignment between Company results, shareholder returns, and executive compensation is the cornerstone of our executive compensation philosophy and program design.

The Compensation Committee periodically reviews the Company’s overall approach to executive compensation to ensure that the Company’s current executive compensation levels, policies, and practices continue to be in line with industry practices and reflective of best practices. The following are a few highlights regarding our overall governance of executive compensation and the design of our current programs, policies, and practices:

•	Oversight by an active, engaged, and independent Compensation Committee

•	Capped incentive opportunities to mitigate concerns regarding excessive risk-taking

•	Equity plans that prohibit option re-pricing and cash buyouts without shareholder approval

•	Double-trigger change-in-control payments

•	Limited executive perquisites

The “Compensation Discussion and Analysis” discussion beginning on page 13 includes additional details about our executive compensation programs. In light of the above, the Company believes that its compensation of the NEOs for fiscal 2013 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interests of the Company and its shareholders. The Say on Pay proposal is set forth in the following resolution:

RESOLVED, that the shareholders of Manhattan Associates, Inc., approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the proxy statement of Manhattan Associates, Inc.

Because your vote on this proposal is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

If shareholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014, the Audit Committee will review its future selection of the independent registered public accounting firm. In addition, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in our best interests and the best interests of our shareholders. A proposal to ratify the appointment will be presented at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Audit and Non-Audit Fees

The following table presents the aggregate fees for professional services rendered by Ernst & Young LLP for each of the last two fiscal years:

	2013	2012
	(in thousands)
Audit Fees (1)	$1,037	$1,019
Audit-related Fees (2)	6	25
Tax Fees (3)	185	211
All Other Fees (4)	2	2

Total Fees	$1,230	$1,257

(1)	Audit fees consisted of charges principally associated with the annual financial statement audit and the audit of internal control over financial reporting, the review of the Company’s quarterly reports on Form 10-Q and statutory audits required internationally.
(2)	Audit-related fees consisted of charges related to certain agreed upon procedures engagements.
(3)	Tax fees consisted of charges principally related to services associated with tax compliance, tax planning and tax advice.
(4)	All other fees include charges for products and/or services other than those described above.

The Audit Committee has determined that the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independence of Ernst & Young LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

PROPOSAL 4

PROPOSED AMENDMENT TO THE COMPANY’S

ARTICLES OF INCORPORATION

On January 30, 2014, the Board approved an amendment to Article Two of the Company’s Articles of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 100,000,000, par value $.01 per share, to 200,000,000, par value $.01 per share. The Board determined such amendment is advisable and directed that the proposed amendment be submitted for approval by shareholders at the Annual Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is required to approve the proposed amendment.

The full text of the proposed amendment to the Articles of Incorporation is as follows:

ARTICLE TWO

CAPITALIZATION

The Corporation shall have authority, exercisable by its Board of Directors, to issue up to 200,000,000 shares of common stock, $.01 par value per share (“Common Stock”), and 20,000,000 shares of preferred stock, no par value per share (“Preferred Stock”), any part or all of which shares of Preferred Stock may be established and designated from time to time by the Board of Directors, in such series and with such preferences, limitations and relative rights as may be determined by the Board of Directors.

The amendment will not affect the number of shares of Preferred Stock authorized, which is 20,000,000 shares of Preferred Stock, no par value. Currently there are no shares of Preferred Stock issued and outstanding.

Purposes and Effects of Increasing the Number of Authorized Shares of Common Stock

The proposed amendment would increase the number of shares of Common Stock that the Company is authorized to issue from 100,000,000 to 200,000,000. The additional, newly-authorized 100,000,000 shares would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. The holders of Common Stock of the Company are not entitled to preemptive rights or cumulative voting. Therefore, future issuances of Common Stock would dilute the percentage ownership of existing shareholders.

The Board has approved the amendment to ensure that the Company has sufficient shares available for general corporate purposes including, without limitation, acquisitions, establishing strategic partnerships, equity financings, providing equity incentives to employees, and payments of stock dividends, additional stock splits and other recapitalizations. From time to time the Company considers these types of transactions as market conditions or other opportunities arise. The additional shares could be issued at the Board’s discretion, without delay and without requiring the time and expense of a special shareholders’ meeting or other shareholder action unless special circumstances under applicable law, or the rules of the stock exchange on which our shares are listed, would require otherwise.

As of March 28, 2014, there were 75,831,212 shares of Common Stock issued and 12,946,572 shares of Common Stock reserved for issuance pursuant to outstanding stock options and restricted stock units under the Company’s equity compensation plans. This means that as of March 28, 2014, there were 11,222,216 authorized shares of Common Stock that were not outstanding or reserved for issuance to satisfy equity awards. If the proposed amendment is adopted, based on the number of authorized and issued shares of Common Stock as of March 28, 2014, there would be 111,222,216 authorized shares of Common Stock that are not outstanding or reserved for issuance under outstanding equity awards.

Except for shares reserved for issuance under our existing equity compensation plans, the Board has no current plans to issue additional shares of Common Stock. The Board has not proposed the increase in the amount of authorized shares of Common Stock with the intention of discouraging tender offers or takeover attempts of the Company. However, the availability of additional authorized shares for issuance may have the effect of discouraging a merger, tender offer, proxy contest or other attempt to obtain control of the Company.

Effective Date of Proposed Amendment

If the proposed amendment to Article Two of the Articles of Incorporation of the Company is adopted by the required vote of shareholders, such amendment will become effective on the date the proposed amendment is filed with the Secretary of State of the State of Georgia, which we expect to file promptly after the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL TO AMEND ARTICLE TWO OF THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY FROM 100,000,000 SHARES, PAR VALUE $.01 PER SHARE, TO 200,000,000 SHARES, PAR VALUE $.01 PER SHARE.

SHAREHOLDER PROPOSALS

Rules of the Securities and Exchange Commission require that any proposal by a shareholder of the Company for consideration at the 2015 Annual Meeting of Shareholders must be received by the Company no later than December 12, 2014, if any such proposal is to be eligible for inclusion in the Company’s proxy materials for its 2015 Annual Meeting. Under such rules, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

In order for a shareholder to bring any business or nominations before the Annual Meeting of Shareholders, certain conditions set forth in Sections 2.14 and 3.8 of the Company’s Bylaws must be complied with, including, but not limited to, delivery of notice to the Company not less than 60 days prior to the meeting as originally scheduled, or if less than 70 days notice or prior public disclosure of the date of the scheduled meeting is given or made, delivery of notice to the Company not later than the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of such meeting is made.

COMMUNICATION WITH DIRECTORS

We have established procedures for shareholders or other interested parties to communicate directly with the Board of Directors. Such parties can contact the Board by email at: investor_relations@manh.com or by mail at: Manhattan Associates, Inc. Board of Directors, 2300 Windy Ridge Parkway, Tenth Floor, Atlanta, Georgia 30339. All communications made by this means will be received directly by the Chairman of the Audit Committee.

FORM 10-K EXHIBITS

We have included with this Proxy Statement a copy of our Form 10-K which is part of our Annual Report to Shareholders for the fiscal year ending December 31, 2013, including the financial statements, schedules, and list of exhibits. We will mail without charge, upon written request, a copy of our Form 10-K exhibits. Requests should be sent to Manhattan Associates, Inc., 2300 Windy Ridge Parkway, Tenth Floor, Atlanta, Georgia 30339. They are also available, free of charge, at the SEC’s web site, www.sec.gov.

OTHER MATTERS

Management of the Company is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the shareholders arise, the accompanying Proxy confers discretionary authority upon the representatives named on the Proxy to vote, to the extent permitted by law, in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

Bruce S. Richards
Senior Vice President, Chief Legal Officer and Secretary

Manhattan
IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) You can vote by Internet or telephone! ADD 1 Available 24 hours a day, 7 days a week! ADD 2 Instead of mailing your proxy, you may choose one of the two voting ADD 3 methods outlined below to vote your proxy. These methods are valid ADD 4 under §14-2-722 of the Georgia Business Corporation Code. MMMMMMMMM ADD 5 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 6 Proxies 1:00 a.m. submitted Central Time, by the May Internet 15, 2014. or telephone must be received by Vote by Internet • Go to www.investorvote.com/MANH • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website hone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Using a black ink pen, mark your votes with an X as shown in Canada on a touch tone telephone this example. Please do not write outside the designated areas. X • Follow the instructions provided by the recorded message Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. 1. Election of Directors: For Withhold For Withhold + 01—Brian J. Cassidy 02—Eddie Capel For Against Abstain For Against Abstain 2. Non-binding resolution to approve the compensation of the 3. Ratification of the appointment of Ernst & Young LLP Company’s named executive officers. as the Company’s independent registered public accounting firm for the fiscal year ending 4. Amendment to Article Two of the Company’s Articles of December 31, 2014. Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 200,000,000 shares. B Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1 U P X 1 9 3 6 8 7 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01T61E

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy – Manhattan Associates, Inc. 2300 Windy Ridge Parkway Tenth Floor Atlanta, Georgia 30339 By THIS this Proxy, PROXY the undersigned IS SOLICITED (i) appoints Eddie ON Capel BEHALF and Bruce OF S. Richards, THE BOARD and each of OF them, DIRECTORS with full power of substitution, as their proxy to represent and vote all the shares of Common Stock of Manhattan Associates, Inc. held of record by the undersigned on March 28, 2014, at the annual meeting of shareholders to be held on May 15, 2014, or any adjournment of that meeting, as designated on the reverse side of this Proxy, (ii) confirms all that those proxies may lawfully do by virtue of their appointments, and (iii) revokes any proxy appointments as to those shares previously given by the undersigned. The proxies, in their discretion, are further authorized to vote (x) on any matter of which the company did not have notice at least 45 days before the date of this solicitation, or the date provided for in Section 2.14 of the company’s bylaws, whichever date is earlier, (y) for the election of a person to the Board if any Board-recommended nominee becomes unable to serve or for good cause will not serve and (z) matters incident to the conduct of the annual meeting and any other matters that may properly come before the meeting and any adjournments or postponements of the meeting. Please sign exactly as your name appears on the reverse side. When shares are held by joint tenants, both tenants should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title in that capacity. If you are signing on behalf of a corporation, please sign in full corporate name and as the president or as another authorized officer, as applicable. If you are signing on behalf of a partnership, please sign in partnership name as an authorized signatory. The shares represented by this Proxy will be voted as directed by the undersigned. If no direction is given when the duly executed Proxy is returned, those shares will be voted “FOR” all the Nominees in Proposal 1 and “FOR” Proposals 2, 3 and 4. The undersigned understands that this Proxy confers discretionary authority with respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned. This Proxy is revocable at or at any time prior to the meeting. Please sign and return this Proxy to: Proxy Services, C/O Computershare P.O. BOX 30170 College Station, TX 77842-3170 (Please (Continued date and on sign reverse on reverse) side)

IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. 1. Election of Directors: For Withhold For Withhold + 01—Brian J. Cassidy 02—Eddie Capel For Against Abstain For Against Abstain 2. Non-binding resolution to approve the compensation of the 3. Ratification of the appointment of Ernst & Young LLP Company’s named executive officers. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. 4. Amendment to Article Two of the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 200,000,000 shares. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 1936872 + 01T62E

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy – Manhattan Associates, Inc. 2300 Windy Ridge Parkway Tenth Floor Atlanta, Georgia 30339 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS By this Proxy, the undersigned (i) appoints Eddie Capel and Bruce S. Richards, and each of them, with full power of substitution, as their proxy to represent and vote all the shares of Common Stock of Manhattan Associates, Inc. held of record by the undersigned on March 28, 2014, at the annual meeting of shareholders to be held on May 15, 2014, or any adjournment of that meeting, as designated on the reverse side of this Proxy, (ii) confirms all that those proxies may lawfully do by virtue of their appointments, and (iii) revokes any proxy appointments as to those shares previously given by the undersigned. The proxies, in their discretion, are further authorized to vote (x) on any matter of which the company did not have notice at least 45 days before the date of this solicitation, or the date provided for in Section 2.14 of the company’s bylaws, whichever date is earlier, (y) for the election of a person to the Board if any Board-recommended nominee becomes unable to serve or for good cause will not serve and (z) matters incident to the conduct of the annual meeting and any other matters that may properly come before the meeting and any adjournments or postponements of the meeting. Please sign exactly as your name appears on the reverse side. When shares are held by joint tenants, both tenants should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title in that capacity. If you are signing on behalf of a corporation, please sign in full corporate name and as the president or as another authorized officer, as applicable. If you are signing on behalf of a partnership, please sign in partnership name as an authorized signatory. The shares represented by this Proxy will be voted as directed by the undersigned. If no direction is given when the duly executed Proxy is returned, those shares will be voted “FOR” all the Nominees in Proposal 1 and “FOR” Proposals 2, 3 and 4. The undersigned understands that this Proxy confers discretionary authority with respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned. This Proxy is revocable at or at any time prior to the meeting. Please sign and return this Proxy to: Proxy Services, C/O Computershare P.O. BOX 30170 College Station, TX 77842-3170 (Please date and sign on reverse) (Continued on reverse side)